Exhibit 6

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree that this Statement on Schedule 13D, as amended, relating to the beneficial ownership of Common Stock, $0.001 par value per share, of Icagen, Inc. is being filed with the Securities and Exchange Commission on behalf of each of them. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Dated: September 6, 2011

PFIZER INC.

By:	/s/ Bryan Supran
Name:	Bryan Supran
Title:	Senior Vice President
and Associate General Counsel

ECLIPSE ACQUISITION CORP.

By:	/s/ Andrew Muratore
Name:	Andrew Muratore
Title:	Vice President and Secretary